Exhibit 2.3

DIGITAL HEALTH ACQUISITION CORP.

Second AMENDMENT AND WAIVER

This Second Amendment and Waiver (this “Second Amendment”) is made effective as of April 17, 2024 (the “Effective Date”), by and among Digital Health Acquisition Corp., a Delaware corporation (the “Company”), DHAC Merger Sub I, Inc., DHAC Merger Sub II, Inc., VSee Lab, Inc., and iDoc Virtual Telehealth Solutions, Inc. (each, a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Third Amended and Restated Business Combination Agreement dated November 21, 2023 among the Company and the Parties (the “Original BCA”) and as further amended on February 13, 2024 (the “First Amendment” as amended by the First Amendment, the “Third A&R BCA”). The Original BCA, as amended by both the First Amendment and this Second Amendment, is hereby referred as the “Agreement”.

RECITALS

A.WHEREAS, on November 21, 2023, the Company and the Parties entered into the Original BCA;

B.WHEREAS, on February 13, 2024, the Parties to the Original BCA entered the First Amendment, which amended certain definitions and closing considerations in the Original BCA;

C.WHEREAS, under the Original BCA, the transactions contemplated by the business combination agreement shall be consummated on or prior to March 31, 2024 (the “Termination Date”); and

D.WHEREAS, the Parties desire to amend and extend the Termination Date in the Original BCA.

NOW, THEREFORE, the undersigned Parties hereby agree as follows:

1.Effect of this Agreement. The Third A&R BCA will remain in full force and effect except as expressly modified by this Agreement.
2.Omnibus Amendments and Waivers.  The Company and the applicable Parties hereby agree as follows:
2.1Section 7.1(d) of the Original BCA shall be amended and restated as follows:

“(d)by either Parent or a Company Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2024 (the “Termination Date”); provided, that”

3.Waivers and Agreements. The Company and the applicable Parties hereby agree as follows:
3.1The Parties hereby consent to the execution of a Letter Agreement dated April 17, 2024 by and among Digital Health Acquisition Corp, VSee Lab, Inc., iDoc Virtual Telehealth Solutions, Inc., and [___________].
4.Miscellaneous. Article 9 of the Original BCA is hereby incorporated by reference and shall apply to this Agreement.

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IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to the Third Amended and Restated Business Combination Agreement (as amended) to be duly executed on its behalf as of the day and year first above written.

DIGITAL HEALTH ACQUISITION CORP.

By:	/s/ Scott Wolf
Name:	Scott Wolf
Title:	Chief Executive Officer

DHAC MERGER SUB I, INC.

By:	/s/ Scott Wolf
Name:	Scott Wolf
Title:	President

DHAC MERGER SUB II, INC.

By:	/s/ Scott Wolf
Name:	Scott Wolf
Title:	President

Signature Page to Second Amendment to BCA

IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to the Third Amended and Restated Business Combination Agreement (as amended) to be duly executed on its behalf as of the day and year first above written.

VSEE LAB, INC.

By:	/s/ Milton Chen
Name:	Milton Chen
Title:	Executive Vice Chairman

IDOC VIRTUAL TELEHEALTH SOLUTIONS, INC.

By:	/s/ Imoigele Aisiku
Name:	Dr. Imoigele Aisiku
Title:	Executive Chairman

Signature Page to Second Amendment to BCA